Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

June 1, 2017

B. Riley Financial, Inc.,

21255 Burbank Boulevard, Suite 400,

Woodland Hills, California 91367.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 2,560,050 shares (the “Securities”) of Common Stock, par value $0.0001 per share, of B. Riley Financial, Inc., a Delaware corporation (the “Company”), issuable under the B. Riley Financial, Inc. Amended and Restated 2009 Stock Incentive Plan (the “B. Riley Plan”) upon exercise of equity awards previously granted or available for issuance under the FBR & Co. 2006 Long-Term Incentive Plan, as amended and restated effective October 22, 2013, assumed by the Company as of June 1, 2017 pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated as of March 15, 2017, by and between FBR & Co., a Virginia corporation, the Company and BRC Merger Sub, LLC, a Delaware limited liability company, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s amended and restated certificate of incorporation and the B. Riley Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the B. Riley Plan, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

B. Riley Financial, Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP